KIRKLAND’S THIRD QUARTER 2011 CONFERENCE CALL

Moderator: Robert Alderson
November 18, 2011
10:00 am CT

Operator:
Ladies and gentleman thank you for standing by. Welcome to Kirkland’s Third Quarter 2011 Conference Call. During
the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the one followed by the four on your telephone. If at any time during the conference you need to reach an operator, please press star zero.

As a reminder this conference is being recorded Friday November 18, 2011. I’d like to turn the conference over to Tripp Sullivan of Corporate Communications, please go ahead.
Tripp Sullivan:
Good morning and welcome to this Kirkland’s Conference Call to review the company’s results for the third quarter of Fiscal 2011. On the call this morning are Robert Alderson, President and Chief Executive Officer and Mike
Madden, Senior Vice President and Chief Financial Officer.

The results, as well as Notice of Accessibility to this conference call on a listen-only basis over the internet were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call the statements made by company management are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties were fully described in Kirkland’s filings with the Securities and Exchange Commission including the company’s annual report on 4 and 10K following April 14, 2011.

That said, I’ll turn the call over to Mike for a view of the financials, Mike.
Mike Madden:
Thank you Tripp and good morning everybody. I’ll begin with a review of the third quarter financial statements.
For the third quarter net sales were $97.1 million, that’s up 4.7% versus the prior year quarter. Comparable store sales decreased 3.6% and average sales per store were down 0.5%. The comp sales decline was driven by a 4%
decline in transactions, partially offset by a slight increase in the average ticket.

The decrease in transactions resulted primarily from a 3% decline in traffic counts and a 1% decline in the conversion rate. The increase in the average ticket was the result of a 3% increase in items per transaction, partly offset by a decline in the average retail selling price.

From a geographic standpoint we saw positive comparable store sales results in California, the upper Midwest and
North Carolina. Results were below average in Texas and Louisiana. Merchandise categories are showing positive comp performance for art, furniture, floral, textiles and gift. These increases were offset primarily by declines in alternative wall décor, decorative accessories and frames. Our fall Halloween and Harvest offering performed well during the quarter, recording a 7% increase over the prior year as similar merchandise margins to last year.

E-Commerce sales which are not currently included in our comp base were $2 million for the quarter, representing an acceleration of 25% from the prior quarter. The business launched in November of 2010 so there were no
E-Commerce sales in the prior year period. In real estate we opened 13 stores and closed six stores during the quarter. At the end of the quarter we operated 301 stores. 250 of these stores or 83% were in off-mall venues use and 51 stores or 17% were located in enclosed malls.

At the end of the quarter square footage under lease was 2,038,952 and that’s an 8.1% increase from the prior year quarter. The average store size was 6774 square feet which is a 6.5% increase over the prior year.

Gross profit margin for the third quarter decreased approximately 160 basis points to 37.2% of sales from 38.8%
in the prior year. The components have reported gross profit margin were as follows. First, the merchandise margin decreased 27 basis points as a percentage of sales. The decrease in merchandise margin was the result of higher rates, promotional activity and mark-downs as compared to the prior year.

As expected declines in in-bound freight costs helped to off-set some of the promotional pressure on the merchandise margin. During the third quarter in-bound freight costs as a percentage of sales declined 87 basis points versus the prior year. We expect a similar year-over-year benefit from lower freight costs during the fourth quarter. Secondly store occupancy costs increased 36 basis points as a percentage of sales. This increase is primarily the result of the decline in comparable store sales and a reduction in the number of renegotiated leases versus the prior year.

Third outbound freight costs increased 82 basis points as a percentage of sales reflecting an increase in shipping rates, diesel fuel costs as well as shipping and packaging costs associated with E-Commerce. Last year’s numbers for outbound freight do not include shipping costs associated with E-Commerce due to the operation going live during the fourth quarter of Fiscal 2010.

And lastly central distribution costs increased 13 basis points as a percentage of sales primarily due to deleverage. Operating expenses for the quarter were $31.3 million or 32.2% of sales as compared to $29.1 million or 31.4% of sales for the prior year quarter. An increase in marketing expenses of approximately $425,000 versus the prior year quarter resulted in an increase in percentage of sales of approximately 40 basis points.

Increases in utilities and telecom expenses, information systems maintenance and support and IT equipment leasing combined with deleverage from the comparable store sales decrease accounted for the balance of the increase as a percentage of sales. Depreciation was $2.9 million versus $3.1 million in the prior year quarter, a decrease of
39 basis points as a percentage of sales.

The year-over-year decline in depreciation expense was primarily the result of extensions of store leases for which the fixed assets had already been fully depreciated. The capital expenditures for information technology that have been made in recent quarters will not impact depreciation until the associated projects go live. For example during the third quarter we completed our roll out of new point of sales software to our stores. The inclusion of depreciation related to this project will begin in the fourth quarter this year and amount to approximately $100,000 in additional depreciation per quarter going forward.

We reported income tax expense for the quarter of $673,000 and that’s 35.1% of pre-tax income compared to an expense of $1.5 million in the prior year quarter or 39.9% of pre-tax income. Net income for the quarter was $1.2 million or $0.06 cents per diluted share as compared to net income of $2.3 million or $0.11 cents per diluted share in the prior year quarter.

Tuning over to the balance sheet and the cash flow statement inventories at October 29, 2011 were $59.9 million, a 5.4% increase over the prior year quarter. We were pleased to end the quarter at the bottom of our guidance range of $60 to $62 million. Per store inventories increased 3.7% to $199,000 as compared to $192,000 in the prior year. Total store square footage increased 8.1% over the prior year therefore on a per square foot basis, inventories were actually down slightly versus the prior year.

And as expected our cash balance increased versus the prior year despite a period of heavy capital investment and the initiation of a share repurchase program. We had $60.3 million in cash on hand at the end of the quarter with no borrowings outstanding under our revolving line of credit. Capital expenditures for the quarter were $9.4 million consisting primarily of information technology investments and the construction of 13 new stores.

For the year-to-date capital expenditures were $21.2 million of which approximately $12 million related to new store construction, approximately $7 million related to information technology and the balance related to fixture enhancements and other maintenance related items.

On August 19, 2011 the date of our last call we announced the authorization by our Board of Directors of a share repurchase plan providing for the purchase of up to $40 million worth of our outstanding common stock over the ensuing 18 months. During the third quarter we purchased 837,803 shares of common stock for a total purchase price of approximately $8 million resulting in an average share purchase price of $9.50.

The purchases were accomplished through open market trading subject to safe harbor guidelines and through the use of a 10V51 trading plan. As of October 29, 2011 we had 19.5 million shares outstanding. Subsequent to quarter end through yesterday we had purchased an additional 80,548 shares of stock resulting in a total of 918,351 shares purchased to date. Our approach to the repurchase plan will continue to be opportunistic.

Moving on to our outlook for the fourth quarter, given early trends in November, we expect fourth quarter comparable store sales will range from down five to down 2%. Based on these assumptions for comparable store sales and the expected opening of eight additional net new stores, total sales are expected to range between $142 and $145 million for the quarter. Merchandise margin percentage should be in the range of what we experienced in the prior year quarter and given the expected decline in comparable store sales, gross profit margin should be slightly below prior year levels.

Operating expenses should track closely to sales and store growth. Given these assumptions we expect earnings to range between $0.65 and $0.70 cents per share for the quarter. On the balance sheet side we expect inventories to range between $46 and $48 million to end the fourth quarter excluding the impact of share repurchase activity during the fourth quarter we would expect year-end cash balances to range between $85 and $90 million.

We expect total capital expenditures to be between $25 and $27 million for the full fiscal year. For the full year we now expect to open approximately nine net new stores, representing square footage growth of approximately
10% versus the prior year. We are pleased with the results we are seeing from the new stores that we have opened thus far. The new stores continue to exceed our expectations for first year sales volume and profitability.

We are also in the process of changing service providers for our private label credit card program. The current program will come to an end after the holiday season and we will be re-launching the program in January 2012. We are excited about the re-launch and believe it will help ignite new enthusiasm for the program and ultimately generate incremental sales in 2012.

Before turning the call back over to Robert I will — I also want to announce or to provide an update on some of our technology initiatives. As we had discussed on many occasions we are in the midst of a major transformation in terms of our technology and the tools that help us run our business. During 2010 we introduced a new
E-Commerce platform and launched the new Web site along with direct to consumer selling. We also implemented a new financial reporting software system and went live with it effective at the beginning of this fiscal year.

During the first half of 2011 we deployed new point of sale hardware in the stores in the form of new cash register equipment and back office servers to support the upcoming software launch. And during the third quarter of 2011 we completed the full rollout of a new point of sale software system to all of our store locations, a major accomplishment for our information systems and store teams.

We are in the midst of the development phase of our merchandise management software project. Our merchandise management system is the core of our information systems, the system of record for our inventory. As such and due to its heavy interaction with all of our other systems, the project has a high degree of complexity. We are optimally planning for a mid-2012 to early fall 2012 cutover date. This system will be transformative for
Kirkland in terms of how we buy and assort, allocate and deliver goods to stores ultimately helping us drive sales and merchandise margins.

We expect a constant flow of new projects that will keep the technological capabilities of Kirkland state of the art and in sync with how customers want to do business.
I’ll now turn the call back over to Robert.
Robert Alderson:
Thanks Mike. We were gratified for the gradual progress in our business during the third quarter. Sales and merchandise margin were improved during the quarter and produced the sequential lift and comparable sales and earnings per share that we reported today. We realize much of that improvement during the second half of the third quarter, with nice improvement in virtually all common sales metrics that we use to track our business.

We did have slightly user comparisons in the latter weeks of the quarter but that wasn’t the major driver of improved results. We were very pleased to see an improvement in traffic during the back half of the quarter and to see positive trends in our average ticket, both of which have been a concern for several quarters. Merchandise productivity is always at the heart of sustained profitability.

During the quarter framed art, furniture, floral, textiles, gift and seasonal produced strong comparable sales results increases. Framed art has received great attention from our merchandising leadership in investors over the past several months due to its share of contribution to our annual sales. We reported progress in the second quarter in merchandise margin and category and are pleased to see both the mid-single digit comp increase in over
200 basis points increase in merchandise margin for the category in the past quarter.

Another focus category of the past several months, furniture had strong sales performance and enjoyed stable margins. Our concentration on improved quality, style, scale and function continues into the spring 2012 season as we build on that success with new introductions and feature the category more prominently both in store and online. Gift and seasonal were strong contributors during the quarter. Our Halloween Harvest seasonal performed extremely well on both the sales and margin lines and exited on time and according to plan.

As was also true last year, Christmas seasonal sales have started more slowly, however it’s early in the season, we have strong confidence in the freshness and scale and appeal of the seasonal mix. We will report more fully on
Christmas seasonal results in our next call. Our new impulse area near the cash wrap shows early promise as a strong sales contributor and will be deployed and funded beyond the Christmas season.

As we discussed on our last call we’re in the midst of a major overhaul of certain classes of alternative wall
décor and wall collage frames with a major inventory downsize and recasting under way extending into the first half of next year. We will reinvest that inventory span on a variety of categories and ideas to support improved results.

Lamps and decorative accessories, both key large core categories, will continue to be areas of strong focus for improved results going forward. The formula for improvement is really the same. During the first quarter we will introduce a substantial number of new more stylish items featuring new materials, shapes, colors, larger scale and while still delivering great value and quality to our customers.

The effort to improve our merchandise and productivity across all categories is intense and ongoing. We’re adding capability and experience to our team with new buyers to add focus to expanding categories and looking for new ways to use our messaging vehicles in store and online to support merchandise sales. We’re at the end of the first 12 month period of operating our new E-Commerce channel. We have approximately 2000 SQUs for sale with approximately 30% being Web exclusive.

Our initial operating metrics are solid and suggest continued investment in expanding our platform capabilities to third party partnerships, our SKU offering, our marketing effort and our fulfillment ability including white glove on delivery. We very recently installed the Omniture analytics software to help us better understand our online customers and their preferences and their online business and help us react more quickly and efficiently to our Web based opportunities.

We’re planning significant sales and SKU growth in this channel over the next three years. Our goal remains a customer experience, seamlessly and well supported by either channel. Recasting our store base to strip center stores and new store growth continue. The landlord related delays still hamper our 2011 growth plan. We’ve revised our expected net new store plan for this year again do to a series of delays in transferring possession of space.

New strip center development continues to lag and may not restart and be a factor for a number of years. Our financial stability and strength as well as our ability to flex on space size and react quickly to deal opportunities continues to put us in good position to capitalize on space opportunities at historically favorable occupancy cost.

We now expect to add about nine new stores net this year versus the 20 we projected at the beginning of the year.
Our square footage growth continues at about 10% for 2011 and that seems a relatively safe goal for 2012. Based on what we hope results in a strong early start to the 2012 class in an effort to expand the universal available deals for the period we project that we can return to the net 20 plus level of unit openings next year while continuing to maintain favorable lease terms.

The 2011 class now expected to be 34 total number as a large number of Q4 openings relatively, including several which will open in January, the last month for our fiscal year. While not optimal or desired, late is better than not at all as the opportunities seem worthy. Therefore the performance of the class is not as transparent as we would hope at this point but we still expect it to reasonably mirror the 2010 in class in both sales and contribution.

Our commitment is to remain intent on each and every deal being prudent and very profitable and to always value quality over quantity. The holiday selling season is underway; we’re prepared for the season with merchandise, messages and margin to drive our business. As in the past three years we believe the holiday shopper will again be cautious, deal driven and late with their spending.

Exactly when the shopper breaks loose with strong spending during the season is anyone’s guess at the moment. But we’re prepared to and expect to do our share of the business, both before and after Christmas. We’re also ready for the post-Christmas and January sale and clearance periods with strong offerings.

Thank you for your time and interest, we’re prepared to take questions.
Operator:
Ladies and gentlemen if you’d like to register a question please press the one followed by the four on your telephone. You will hear a three tone prompt to acknowledge your request. If your question has been answered and you’d like to withdraw your registration, please press the one followed by the three. If you’re using a speaker phone please life your handset before entering your request.

Once again to register a question please press one four on your telephone. Our first question comes from the line of Brad Thomas with KeyBanc Capital Markets, please proceed.
Brad Thomas:	Thanks, good morning Robert, good morning Mike.
Mike Madden:	Hey Brad.
Robert Alderson:	Hey.
Brad Thomas:
I wanted to first talk a little bit about your comp guidance for the fourth quarter. You know, it sounds like things improved as you went through the third quarter yet and you have a much easier comparison in the fourth quarter. You know what is it that leads you to give comp guidance that is in a similar range to your total comp for the third quarter.

Mike Madden:
Well I mean in the first place we start Brad is the trend that we’re experiencing up to now and that trend would suggest that we’re right, you know, smack in the middle if not slightly higher than the middle of the range that we gave. Do we have opportunity as the quarter progresses, you know, we think we do. December was a tough month for us last year and we’ve got a seasonal offering that can support some sales this year.

But at this stage we really wanted to keep it within the trends that we’re seeing and that was the basis for the guidance.
Brad Thomas:
Okay and then to follow-up on that it sounds like there are some categories that you’ve seen, you know, a nice improvement and results, can you just talk a little bit about the category mix in the fourth quarter and, you know, does that play out to be any sort of a benefit or a detriment, you know, relative to what third quarter trends have been.

Robert Alderson:
Well I think we saw as I said some improved merchandise performance in the third quarter and I would hope that the work that we’re doing in all those categories, framed art, furniture, textiles, floral as well as the ones that we’re trying to rehabilitate and that specifically is alternative wall décor, our wall framed collages, our decorative accessories and lamps. We hope that the work we’re doing will see continued progress in the fourth quarter.

But, you know, much like we did with framed art, we called that one out several months ago and said, you know, we have a lot of focus on this and we’re doing a lot of different things to improve that category and I think in the fourth — in the third quarter we saw the benefit of both margin and sales, nice sales increases that were good and reflective of the level of work and the depth of work that we’ve done so I hope we see that.

A lot of it depends on in the fourth quarter on how well seasonal does, it’s a big piece of our business, we feel really good about it, it’s just really early. We’re just past Veterans Day weekend and we have the Thanksgiving weekend coming up next week so if this call came after that I could tell you a lot more about it. But, you know,
I feel pretty good that we’ll see that performance improvement but it’s a little early as Mike said.

Brad Thomas:
Okay and then wanted to follow-up about the new store productivity. It sounds like you’re still pleased with the results. You know, at this point I think we’re starting to get a little bit more of your store base getting into the comp that you’ve opened over the last few years. You know what is it that you’re seeing about a recently opened or reopened store as it gets into year two and enters the comp base, if you could all just remind us, you know, is that — at what point in time do those newly opened stores enter the comp base?

Mike Madden:
The comp definition Brad is 13 full fiscal months. So that’s when they roll in and that’s for every new store whether it’s a replacement or a new market that we’re going into, they’re all treated the same. As for what we’re seeing in terms of the comps I would say generally speaking that the comps for the new stores are in line with what we’re seeing in the company.

They are — one thing to remember there is they’re heavily dominated by replacements and existing markets so to the extent a replacement store behaves differently than a new market, which we believe it does, I think you’ll see it tracking closer to the company in that case. Whereas a new market, I think there’s a two/three year maturity ramp as the awareness gathers and people realize that we’re there and in the market.

Brad Thomas:
Okay and then just one last follow-up on that new store productivity. In your last three quarters your top line results have run about, you know, 8 to 9% above what your comp has been. At the end of the year the square footage growth will be pretty high. You know your guidance implies I think a little bit lower rate, does that just have to do with the timing of the new store openings in the fourth quarter or is there anything else, you know, that we should factor into our assumption for any store productivity in the fourth quarter. Just want to make sure we have a proper understanding.

Mike Madden:	Yes Brad I think that’s primarily timing, we have several that are opening late this year.
Brad Thomas:	Okay, sounds good. Thanks so much Robert and Mike and best of luck this holiday season.
Robert Alderson:	Thank you Brad we appreciate it.
Operator:	The next question comes from the line of Annie Erner with P.A.W Partners, please proceed. And Ms. Erner your line is open, please verify you need function or pick-up your handset.
We will move onto the next question from David McGee with SunTrust, please proceed.
David McGee:	Yes hi, good morning guys.
Robert Alderson:	Good morning David.
David McGee:
Just a couple of questions please. The first, you may have said this and I missed it, but how much of the mix does seasonal comprise this year versus last year, has there been a meaningful change there?

Robert Alderson:
Not a meaningful change David we brought it up high mid-single digits and we did so based off success in the prior year and also because we had some higher retails in this year’s offering and slightly fewer SKU’s. So yes it’s significant but not terribly more so than last year.

David McGee:	Would you say it’s 30 or 40% in the mix during the holidays?
Mike Madden:	No it’s not that much, it’s 20 to 20 — low 20’s.
Robert Alderson:	Yes.
Mike Madden:	...and I think you’re talking about given that we did buy it up this year, you’re probably talking about a couple of percentage points of the total mix in terms of that shift, if that makes sense.
David McGee:
Okay and then how much did you all buy in terms of opportunistic merchandise, you know, stuff that you could really promote, you know, well, say versus last years. Is that something that’s, you know, an advantage that you might have this year?

Robert Alderson:
We have a few but not a significant percentage David, you know, probably one of the best examples is table picture frames that we got a really nice opportunity to buy on but that’s something that’s been very difficult for us to execute because we don’t have a continued presence for the buying group on the West Coast and we also have tremendous competition for those opportunity buys.

David McGee:
Thanks Robert and then lastly the — as you look at your performance at the stores across the base and certainly there’s a range of performance that you see out there, are you seeing common characteristics at the better end.
You know, the stores out there that are out performing in the (Certa), you know, better than the chain. How do you describe, you know, if you can any common characteristics?

Robert Alderson:
I think recently we’ve seen a little bit of drop in performance both in the traffic and financial line on some of our mall stores. They appear in recent weeks to be as we get into the season to be a little weaker; these are the strip center stores. I would — we’ve done really well in some of our new markets as Mike mentioned earlier, been strong in California, the upper Midwest, got some new leadership that’s done a really nice job over in the
Carolina’s and we have a lot of those opportunities in next year as we continue to improve the store and field leadership and to, I think, do a better job on the visual side, there will be a really big effort which revives an opportunity.

The better income markets if you — we haven’t really dug that deeply in but just looking somewhat superficially with our merchants we’ve seen a little bit better performance in some of those markets which would imply that, you know, the more affluent customers are a little bit more able to spend right now are a little bit less cautious at the moment.

There seems to be a little bit of a dichotomy in the average income shopper. Some are still cautious and some are still willing to spend and when you look at some of the saving rates changes among that group it’s a little bit mixed. So, you know, some are spending and some are not. But really as you look at the fourth quarter, it ought to be a little bit like last year because not much has changed.

You know we try to be better with our merchandise and try to take advantage of the system better with our messaging, with our going in margins and the messages that support it and be sharper in events and try to gain our market share that way. But on the consumer side we don’t think it’s going to be a lot different.

David McGee:	Great thanks Robert and good luck in the holidays.
Robert Alderson:	Thank you.
Mike Madden:	Thank you David.
Operator:	The next question comes from the line of (Anthony Livingston) from Sidoti & Company please proceed.

(Anthony Livingston): Good morning. A couple of questions here now. Could you just remind us how the fourth quarter of last year, how it trended by month or either — I don’t know if you could quantify that but maybe just give us a flavor as to what kind of comparisons are you guys facing?

Mike Madden: Yes I’ll try. We don’t give monthly comps out as you know but just in speaking to the flow of business last year, the toughest month of the three was December and that’s a five week month and means a little bit more to the quarter than the other two. And then you had kind of mid-single digit performance in the other two months, negative.

(Anthony Livingston): Okay that’s helpful. And in the second quarter you also called out that Texas and Louisiana were under performing markets for you, can you explain why do you think that’s the case and what can you do to address those issues?

Mike Madden:
I can’t say that there’s anything really unique. I think
there’s been some economic struggles down in Louisiana area, a post oil spill and that had an impact on our business. But
Texas is a diverse state for us, we have almost 60 stores in the state and we’ve struggled a bit on the border with some
of the issues down there, we have a lot of stores on the
border and that’s held us back and we’re up against some
pretty tough numbers there in Texas.

So it’s hard to pinpoint exactly why that’s the case but
you’ve got to point back to that that State has a diverse
set of stores in it and, you know, we’re up against some
really good results last year and the year prior.

Robert Alderson:
Surprisingly Dallas, a market that you would think would
stay really strong has been — and a little bit in Houston
has been a source of a little of that weakness but Mike’s
ride down the boarder has been where it’s been most
pronounced and it’s fairly obvious from the news what’s
driven some of that.

(Anthony Livingston): Okay well thanks for that clarification and then as far as the store openings next year I think Robert you said you expect at this point a net of 20 for next year.6 Any sort of ideas as the timing of the new store openings , looks like, you know, you’ve had some issues with this year, so could you see perhaps the next year openings being more front-end loaded?

Robert Alderson:
I can see it and I’ve said it for a couple of years that I
expected for that to happen and I do again in 2012, but it
hasn’t actually turned out that way and I don’t want to
promise. All I’ll say is that we’re encouraged that we think we can be off to a stronger first half starting openings and what I would say about that is we have, you know, north of
20 leases either signed or committed but getting those to a
transfer of space and ability to construct is typically
where a lot of retailers are finding a sticking point.

And the second part of that is that we have about seven
stores teed up to actually open in the first quarter and we
didn’t probably open that many in the whole first half of
this year. And if they all open as they should we really
will be off to a good start and I think there’s a — and I
think one of the things it gives us a little bit of — or a
sense that things are a little better is that on space
availability I don’t think will change that much next year,
we are seeing a bit of momentum build among the landlords
and their ability and their inclination to break-up large
spaces and I think their learning how to do it and getting
accustomed to doing it and recognizing that there’s really
not going to be a single user white knight to come along and take up that space.

So I think that’s going to free up some space next year and maybe a little bit earlier than we’ve been seeing it in the past.

(Anthony Livingston): Okay and lastly just a housekeeping question, can you give us a break down of mall versus off mall stores at the end of the quarter?

Mike Madden:	Yes at the end of the quarter it was 250 off mall and 51 on mall.
(Anthony Livingston):Okay thank you.
Mike Madden:	Thanks.
Robert Alderson:	Thank you (Anthony).
Operator:	The next question comes from the line of Alex Fuhrman with Piper Jaffray, please proceed.
Alex Fuhrman:
Great thanks guys a couple of questions here for you. First of all, you know, it does — it really looks like over the last couple of quarters conversion has somewhat stabilized. You know that had been down a lot, it seemed like in the fourth and first quarter, not so much here in the second and third quarter despite the fact that your inventories are actually probably in better position now.

You know do you attribute that to better merchandise or does more productive traffic coming into the stores. You know is there anything that you’re seeing there?

Robert Alderson: Well I hope it’s a combination of both. I don’t know that I could tell you that it’s one or the other.

Alex Fuhrman:
Okay and then E-Commerce, it seems like this is actually,
you know, starting to generate a pretty significant amount
of revenue here just a year out of the gate, just curious to get kind of your thoughts on how that plays into the broader multi-channel strategy. Have you seen that that’s mostly
been used for full-price selling or clearance and does that, you know, enable you to be more nimble with your inventory
position where everything is warehouse.

And I guess building on a Brad comment from earlier, I mean
it does seem like the spread between comp and net sales here in Q4 is a little wider that we might have thought can you
share maybe how much E-Commerce revenue is baked into that
guidance number for Q4?

Robert Alderson:	Not any.
Mike Madden:	Well.
Robert Alderson:	...except for the, well you want to.
Mike Madden:
Yes we do have some baked in, obviously we’re — this is
going to be the first full fourth quarter we’ve run the
business. I think you can expect that it’s more than third
quarter that we’ve got baked in there but we haven’t
disclosed that in the past and I’m not going to start now.

Robert Alderson:
And I think the point is that the — in terms of how we look
at the quarter we don’t think the E-Commerce is going to
move this fourth quarter. Next year as we begin to build
sales and sales momentum and we add more SKU’s and we add
partnerships and other abilities and capabilities to that
channel then I think we’ll begin to see where it really
makes a difference but as we look at this quarter, you know,
I don’t think that that’s a, you know, a really big factor
and we’re going to do all the business obviously that we can do there and it will be decent for the level of SKU’s that
we have but we have a lot of growth to do there Alex and I
think we’re going to begin to see that next year.

Alex Fuhrman:
Great that all sounds good and then just a couple little
housekeeping things. You said outbound freight here had a
positive impact. You know, there had been a headwind for a
while and now that’s a tail wind should be so in Q4 it
sounds like.

You know heading into next year is that something that you would expect to continue to be, you know, something that’s going to help out gross margin in the first half of the year?
Mike Madden:
First of all just to clarify it, it’s inbound freight that
we had the benefit and that’s part of our merchandise margin as you’re looking at the breakdown, so it was inbound
freight container rates coming from overseas. And yes we saw some benefit in Q3, we expect benefit in Q4 and that’s
playing out as we anticipated. As we get into next year
while it’s a little early to project what the containers are going to be costing us, what we’ve seen over the last
several months is a stability in that pricing that we didn’t see for the prior two years, there was a lot of volatility.

It seems like, at least at this stage, as we go into next year, that that’s going to be a little bit more stable and it won’t swing our results as dramatically as it has in the last several quarters.
Alex Fuhrman:	Great and just one last quick question for you guys. You alluded to 10% square footage growth again next year, any idea what that might be in terms of just unit growth?
Mike Madden:
Next year, I think Robert in part of his comments mentioned
a net 20 number, if we were to achieve a net 20 next year I
think the square footage growth would be a little bit north
of 10, it wouldn’t be at 10, it would be closer to 15.

Robert Alderson:
And I said I thought that 20 plus or so was, you know,
that’s the goal and I think once it always depends on
availability and I think if you ask any retailer that’s
opening these stores today they would tell you that that’s a bit of an uncertainty in their planning. It’s really what
opportunities do you have and how quickly can you realize
those opportunities.

Alex Fuhrman	Great well thanks guys and congrats on the progress you’re making. Looking forward to checking out the stores this holiday.
Robert Alderson:	Thanks.
Mike Madden:	Thanks Alex appreciate it.
Operator:	As a final reminder, to register for a question press the one four. Our next question comes from the line of (Bill Desoland) with Titan Capital Management, please proceed.

(Bill Desoland): Thank you a couple of questions. First of all relative to the categories that you will be rejuvenating going forward or in process of now, to what degree is there merchandise that still needs to be liquidated and how do you anticipate that impacting both sales and margins as they would be reported externally.

Robert Alderson:
Well I don’t think it’s a significant factor. It’s not
something that bothers us in terms of projecting margin in
the first half of next year. I think what we do — we have a
process here and, you know, we review literally every item
every two weeks to 30 days depending on the category and the volume of that particular category or class. And we take
action on it to either reorder it or let it sell out
normally or in some cases mark it down.

And we’re pretty aggressive about our first mark and we have a mark-down cadence that moves inventory I think very
quickly. We don’t move it anywhere else, we deal with it in
the store and I don’t — I think we’re well, well underway
if you’ll refer back to my remarks, I said we’re well under
way in the downsize of commitment and actual inventory in
those categories where we intended to take the spend down
and we’ve already reinvested in other categories and we
would expect, hopefully, to see more productivity from that
spend in the first half of next year.

(Bill Desoland): That’s helpful, thank you. And then a housekeeping question, other current assets were up a couple of million bucks from the Q2 and somewhere in the neighborhood of $3 million versus a year ago quarter, what are the components of that?

Mike Madden:	The primary when they are (Bill) is timing of landlord construction allowance receipts.
((Crosstalk))
Mike Madden:
We had a larger — we have a larger receivable out there
this year and it’s a timing related matter. We’ll collect
those allowances through the fourth quarter and make sure
all that’s in by the end of the fiscal year.

(Bill Desoland):	Great thank you both.
Robert Alderson:	Thank you.
Mike Madden:	Thanks (Bill).
Operator:	Mr. Alderson there are no further questions. I’ll now turn the call back to you.
Robert Alderson:	Thank you very much everyone for your interest in being on the call and we look forward to talking to you after the fourth quarter, thanks.
Operator:	Ladies and gentleman that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

END